UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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Corcept Therapeutics Incorporated

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Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, California  94025

Notice of Annual Meeting of Stockholders

To Be Held on May 21,  2015

Dear Stockholder:

The Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, will be held on Thursday,  May 21, 2015 at 8:00 a.m. local time at the Company’s headquarters located at 149 Commonwealth Drive, Menlo Park, CA 94025 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to hold office until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 10,  2015 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,
/s/ G. Charles Robb
G. Charles Robb
Chief Financial Officer and Secretary

Menlo Park, California
April 15, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 21,  2015

Our 2015 Proxy Materials are available at www.corcept.com/proxymaterials/2015

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, California  94025

650-327-3270

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

General

We are furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated  (the “Company”) to be held on May 21,  2015 at 8:00 a.m. local time, at our headquarters located at 149 Commonwealth Drive, Menlo Park, California 94025 and at any adjournments thereof  (the “Annual Meeting”).  This Proxy Statement and accompanying proxy card are being first mailed to stockholders on or about April 21, 2015.

Who Can Vote

Only holders of our common stock as of the close of business on April 10,  2015 (the “Record Date”) are entitled to vote at the Annual Meeting. Stockholders who hold shares of our common stock in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker.

Shares Outstanding and Quorum

As of the Record Date, there were 107,734,561 shares of common stock outstanding.  A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.

Voting Rights

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxies we receive which are properly voted, whether by signed proxy card or by telephonic or internet voting, that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote or an abstention, the shares represented by that proxy will be voted (a) for the nominees to the Board listed on the proxy card and in this Proxy Statement and (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  We are not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Votes Required to Approve Each Proposal

Under Delaware law and our Amended and Restated Bylaws, if a quorum exists at the Annual Meeting, (a) the eight nominees for director who receive the greatest number of votes cast will be elected to the Board and (b) the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 will be approved if the proposals receive the affirmative vote of the majority of the votes cast affirmatively or negatively.  The holders of a majority of all outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the Annual Meeting.

Abstentions and broker non-votes will have no impact on the election of directors because they have not been cast in favor of or against any nominee.  Abstentions and broker non-votes will likewise not have any effect on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 because approval of these proposals is based solely on the number of votes cast affirmatively or negatively.  Abstentions and broker non-votes will be counted for purpose of determining whether a quorum exists.

Revocability of Proxies

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our company at 149 Commonwealth Drive, Menlo Park, California 94025 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

Solicitation of Proxies

The proxy card accompanying this Proxy Statement is solicited by our Board. We will pay all of the costs of soliciting proxies. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally, or by telephone, without receiving additional compensation. We, if requested, will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

Householding of Proxy Materials

“Householding” is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement from a company, single bank, broker or other intermediary, unless one or more of these stockholders notifies us,  the bank, broker or other intermediary that they wish to continue to receive individual copies. At the present time, we do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.

If you hold shares in street name, your bank, broker or other intermediary may be delivering only one copy of our Proxy Statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary directly in order to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of eight directors, each to serve until the annual meeting of stockholders in 2016 and until their successors are duly elected and qualified.

The name, age as of April 15,  2015 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
James N. Wilson (3)	71	Chairman of the Board of the Company
Joseph K. Belanoff, M.D.	57	Chief Executive Officer and President of the Company
G. Leonard Baker, Jr. (2)	72	Venture Capitalist
Daniel M. Bradbury (2)	53	Independent Director
Joseph C. Cook, Jr. (2) (3)	73	Investor
Patrick G. Enright (1)	53	Venture Capitalist
David L. Mahoney (1) (2)	60	Private Equity Investor
Joseph L. Turner (1) (3)	63	Independent Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each individual should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, provide a significant mix of experience, knowledge and abilities that allows the Board to fulfill its responsibilities.

James N. Wilson has served as a director and as Chairman of our Board since 1999. In addition, since 2005, Mr. Wilson has been the Chairman of the Board of NuGEN Technologies, Inc. (NuGEN), a provider of systems for genomic analysis.  From 2002 to 2009, he served as the lead independent director of Amylin Pharmaceuticals, Inc. (Amylin), a publicly-traded biopharmaceutical company, and from 1996 to 2001 Mr. Wilson was Chairman of the Board of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G.  From 1991 to 1994, he was Chief Operating Officer of Syntex Corporation (Syntex), which was acquired by Roche Holding, Ltd.  From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation (Neurex), which was acquired by Elan Corporation plc, and from 1982 to 1988, Mr. Wilson was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company.  Mr. Wilson received his B.A. and M.B.A. from the University of Arizona.  Our Board selected Mr. Wilson to serve as a director because he brings to our Board extensive experience in the biotechnology industry, evidenced by nearly 30 years of representing biotechnology companies as a director or officer.

Joseph K. Belanoff, M.D. is a co-founder of our company,  has served as a member of our Board and as our Chief Executive Officer since 1999 and as our President since January 1, 2014.  Dr. Belanoff is currently a clinical faculty member and has held various positions in the Department of Psychiatry and Behavioral Sciences at Stanford University since 1992.  Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons.  Our Board selected Dr. Belanoff to serve as a director because, as our Chief Executive Officer, he brings expertise and knowledge regarding our business and operations to our Board.  Dr. Belanoff also has expertise in clinical medicine and psychopharmacology.

G. Leonard Baker, Jr. has served as a member of our Board since 1999.  Since 1973, Mr. Baker has been a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm in Palo Alto, California.  Mr. Baker currently serves on the board of Youku Tudou Inc., a publicly traded company, where he is a member of the Audit and Compensation Committees.  He also serves on the boards of a number of private companies.  Mr. Baker received his B.A. from Yale University and his M.B.A. from Stanford University.  Mr. Baker’s contributions as a director include his broad experience and expertise in advising companies in capital raising, strategic transactions and operations.

Daniel M. Bradbury has served as a member of our Board since October 2012.  Mr. Bradbury is the founder and Managing Member of BioBrit, LLC, a life sciences consulting firm and investment fund.

Mr. Bradbury served as President and Chief Executive Officer of Amylin from March 2007 until its acquisition by Bristol-Myers Squibb Company in August 2012.  From June 2006 until August 2012 he was a member of Amylin’s board of directors and served on its Finance and Risk Management Committee.  Mr. Bradbury served as Amylin's President (2006 to 2007), Chief Operating Officer (2003 to 2006) and Executive Vice President (2000 to 2003) and held a variety of sales and marketing positions  (1994 to 2003).  Before joining Amylin, Mr. Bradbury worked in marketing and sales roles for ten years at SmithKline Beecham Pharmaceuticals.  He currently serves on the boards of directors and is a member of board committees of the following publicly-traded companies: Illumina, Inc. (Audit and Compensation Committees), Geron Corporation (Audit Committee) and BioMed Realty (Compensation Committee and Nominating and Governance Committee).  Mr. Bradbury also serves on the board of trustees of the Keck Graduate Institute, the Investor Growth Capital Advisory Board, and the BioMed Ventures Advisory Committee.  Mr. Bradbury currently serves on the University of California San Diego’s Rady School of Management's Advisory Council and the University of Miami's Innovation Corporate Advisory Council.  He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom. Our Board selected Mr. Bradbury to serve as a director because he brings to our Board extensive experience in operations and management in the pharmaceutical industry.

Joseph C. Cook, Jr. has served as a member of our Board since 2002.  Mr. Cook is a founder and director of Ironwood Pharmaceuticals, Inc. (Ironwood), a publicly traded biotechnology company, and served as Chairman of its board of directors from 1998 to 2010.  Mr. Cook is a principal, director and co-founder of Mountain Group Capital, LLC, a private investment company, and a principal, director and founder of The Limestone Fund, a recipient of the State of Tennessee TNInvestco award.  He serves as Executive Chairman and President of Nusirt Biopharma Inc., a company developing medicines for people with diabetes.  Mr. Cook served as Chairman of Amylin from 1998 to 2009 and was Chief Executive Officer from 1998 to 2003.  He spent 28 years at Eli Lilly and Company (Lilly), retiring in 1993 as a Group Vice-President.  In 2009, Mr. Cook received the Pinnacle Award for Life Science Leadership from the Rady School of Management at the University of California at San Diego.  In 1999, Mr. Cook also received The Nathan W. Dougherty Award for Distinguished Service in the Engineering Profession from the University of Tennessee.  Mr. Cook received his B.S. in Engineering from the University of Tennessee in 1965.  Our Board selected Mr. Cook to serve as a director because he brings to our Board extensive experience in the pharmaceutical industry.

Patrick G. Enright has served as a member of our Board since 2008.  He is a founder of Longitude Capital, a venture capital firm focused on investments in pharmaceutical and medical technology companies, and has served as its Managing Director since 2006.  From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures, a venture capital investment firm, where he co-led the life sciences investment practice.  Mr. Enright also has significant life sciences operations experience, beginning his career more than 25 years ago at Sandoz (now Novartis), a pharmaceutical company.  He currently serves on the boards of directors of several privately held companies, including Esperion Therapeutics, Inc., where he serves as a member of the Audit Committee, and Jazz Pharmaceuticals plc, a publicly traded pharmaceutical company, where he serves as a member of the Audit and Compensation Committees.  Mr. Enright received a B.S. from Stanford University and an M.B.A. from the Wharton School at the University of Pennsylvania.   As a venture capital investor focused on life science companies and someone who has worked in the pharmaceutical industry, Mr. Enright brings to our Board both operating experience and financial expertise in the life sciences industry.

David L. Mahoney is a private equity investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co- Chief Executive Officer of McKesson HBOC, Inc., a healthcare supply management and information technology company and as Chief Executive Officer of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990.  Mr. Mahoney serves on the board of Symantec Corporation (Symantec), a publicly-traded software technology company, including as a member of its Compensation Committee and Nominating and Governance Committees; and Adamas Pharmaceuticals (Adamas), a publicly traded bio-pharmaceutical company where he is the Lead Independent Director, chairs the Nominating and Governance Committee and serves on the Compensation Committee.  Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011.

He also serves on the board of directors of San Francisco Museum of Modern Art and Mercy Corps and is a Trustee of the Schwab/Laudis Family of Funds.   Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University.  Our Board selected Mr. Mahoney to serve as a director because he brings to our Board extensive experience in pharmaceutical distribution, fiscal management and in operating and advising technology companies.

Joseph L. Turner is a retired financial executive who has served as a member of our Board since August 2010.  Mr. Turner was Senior Vice President of Finance and Administration and Chief Financial Officer at Myogen, Inc., a therapeutics company focused on cardiovascular disease, from 1999 until its acquisition by Gilead Sciences, Inc. in November 2006.  Prior to Myogen, Inc., he served as Vice President, Finance and Chief Financial Officer at Centaur Pharmaceuticals, Inc., a privately-held biopharmaceutical company, from 1997 to 1999 and as Vice President, Finance and Chief Financial Officer of Cortech, Inc. from 1992 to 1997.  From 1979 to 1991, Mr. Turner worked at Lilly, where he held a variety of financial management positions both within the United States and abroad.  Mr. Turner is currently a member of the boards of directors of Alexza Pharmaceuticals, Inc. (Alexza),  Kythera Biopharmaceuticals, Inc. (Kythera) and Sophiris Bio Inc. (Sophiris), publicly traded biotechnology companies.  Mr. Turner serves as the Chair of the Audit and Ethics Committee of Alexza,  the Chair of the Audit Committees of Kythera and Sophiris and is a member of the Compensation Committee of Sophiris.  He also serves on the board of directors of BioClin Therapeutics, Inc., a privately held pharmaceutical company.  Mr. Turner also currently serves on the board of managers of Swarthmore College and of the Linda Crnic Institute for Down Syndrome Research at the University of Colorado Medical School.  Mr. Turner previously served on the boards of directors and committees of several publicly-held biotechnology companies: member of the board and Chair of the Audit Committee of Allos Therapeutics, Inc. (acquired by Spectrum Pharmaceuticals);  and member of the boards and Audit Committees of QLT, Inc. and SGX Pharmaceuticals, Inc., (acquired by Lilly).  Mr. Turner also served previously on board of directors and committees of privately-held biotechnology companies: director and Chairman of the Audit Committee of NovaCardia, Inc. (acquired by Merck & Co., Inc.); and director of Sequel Pharmaceuticals, Inc. and ApopLogic Pharmaceuticals, Inc.  Mr. Turner received his M.B.A. from the University of North Carolina at Chapel Hill, an M.A. in Molecular Biology from the University of Colorado at Boulder and a B.A. in Chemistry from Swarthmore College.  Our Board selected Mr. Turner to serve as a director because he brings to our Board more than 30 years of experience in financial management and fiscal oversight of biotechnology companies.

There are no family relationships among any of our directors or executive officers.

DIRECTOR NOMINATION

The information below describes the criteria and process that the Corporate Governance and Nominating Committee uses to evaluate candidates to the Board.

Corporate Governance and Nominating Committee.  Our Corporate Governance and Nominating Committee currently consists of Joseph C. Cook, Jr. (Chairman), Joseph L. Turner and James N. Wilson.  The Corporate Governance and Nominating Committee met three times during 2014.  The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the independent members of the Board nominees for election as our directors and providing oversight with respect to corporate governance and ethical conduct.  The Board has determined that Mr. Cook and Mr. Turner are “independent directors” for NASDAQ purposes.  Although Mr. Wilson is our employee and therefore not an “independent director” for NASDAQ purposes, our director nomination process meets applicable NASDAQ requirements because our director nominees are selected by the independent members of the Board in votes in which only independent directors participate.  The Corporate Governance and Nominating Committee has a written charter, a copy of which is available on our website at www.corcept.com.

The information below describes the criteria and process that the Corporate Governance and Nominating Committee uses to evaluate candidates to the Board.

Board Membership Criteria.  The Corporate Governance and Nominating Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of the Board.  Nominees for director are selected on the basis of depth and breadth of experience, knowledge, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board.    Although there is no specific policy regarding diversity in identifying director nominees, both the Corporate Governance and Nominating Committee and the Board seek the talents and backgrounds that would be most helpful to us when selecting director nominees.  In particular, the Corporate Governance and Nominating Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.  In addition, the Corporate Governance and Nominating Committee seeks to ensure that at least a majority of the directors are independent under the rules of the NASDAQ Stock Market, that the Audit Committee and Compensation Committee are each composed entirely of independent directors, and that members of the Audit Committee possess such accounting and financial expertise as the NASDAQ Stock Market and SEC rules require.

Stockholders Proposals for Nominees.  The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Corporate Governance and Nominating Committee c/o the Secretary of our Company and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934,  as amended, or Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in our Amended and Restated Bylaws and under the caption, “Stockholder Proposals for the 2016 Annual Meeting” below.

Process for Identifying and Evaluating Nominees.  The Corporate Governance and Nominating Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Corporate Governance and Nominating Committee deems appropriate, a third-party search firm.  In addition, pursuant to the Securities Purchase Agreement, dated as of March 14, 2008, we agreed to take all necessary steps to have one designee of Longitude Venture Partners, L.P., one of our significant stockholders, nominated for election to our Board, subject to compliance with relevant NASDAQ Stock Market rules and regulations and approval of the nominee by the Corporate Governance and Nominating Committee for so long as Longitude Venture Partners, L.P. beneficially owns at least 5% of our issued and outstanding common stock.  Candidates, including candidates proposed by Longitude Venture Partners, L.P., are evaluated by the Corporate Governance and Nominating Committee on the basis of the factors described above under “Board Membership Criteria.”

With respect to candidates for initial election to the Board, the Corporate Governance and Nominating Committee also reviews biographical information and qualifications and checks the candidate’s references. Qualified candidates are interviewed by at least one member of the Corporate Governance and Nominating Committee.  Serious candidates meet, either in person or by telephone, with all members of the Corporate Governance and Nominating Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Corporate Governance and Nominating Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the independent members of the Board that the Board nominate, or elect to fill a vacancy with, a prospective candidate.  Candidates recommended by the Corporate Governance and Nominating Committee are presented to the independent members of the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. The Corporate Governance and Nominating Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Nominees to the Board of Directors for the Annual Meeting.  The nominees for the Annual Meeting were recommended for selection by the Corporate Governance and Nominating Committee and were selected by the independent members of the Board.

BOARD MEETINGS AND COMMITTEES

The Board met four times during 2014.   In addition to the Corporate Governance and Nominating Committee, which is described above, the Board has standing Audit and Compensation Committees.  The Audit Committee met five times and the Compensation Committee met three times during 2014.  The Corporate Governance and Nominating Committee met three times during 2014.  Each member of the Board attended 75% or more of the total number of Board meetings and meetings of Board committees on which such Board member served.

We have a policy of encouraging all directors to attend the annual stockholder meetings.  Six of our directors attended the 2014 annual stockholder meeting.

Audit Committee.  The Audit Committee currently consists of Joseph L. Turner (Chairman), Patrick G. Enright and David L. Mahoney.  The Board has determined that all members of the Audit Committee are independent directors under the rules of the NASDAQ Stock Market and each of them is able to read and understand fundamental financial statements. In addition, the Board has determined that each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act.  The Board has determined that Mr. Enright is independent even though he falls outside the “safe harbor” definition set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act because Longitude Venture Partners, LP and its affiliates own in excess of 10% of our common stock.  Among other things, the Board considered Mr. Enright’s history of service and the percentage of common stock held by others, and it determined that he is not an “affiliated person” of our company who would be ineligible to serve on the Audit Committee.   The Board has determined that each of Messrs. Turner, Mahoney and Enright qualifies as an “Audit Committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act.  The purpose of the Audit Committee is to oversee the accounting and financial reporting processes and financial statements audits.  The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent registered public accounting firm to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to us by our independent registered public accounting firm.  The Audit Committee has a written charter, a copy of which is available on our website at www.corcept.com.

Compensation Committee. The Compensation Committee currently consists of G. Leonard Baker, Jr. (Chairman), Daniel M. Bradbury, Joseph C. Cook, Jr. and David L. Mahoney.  The Board has determined that all members of the Compensation Committee are independent directors under the rules of the NASDAQ Stock Market.  The Compensation Committee administers our benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee has a written charter, a  copy of which is available on our website at www.corcept.com.   Pursuant to the Compensation Committee’s charter, the Compensation Committee may delegate its authority and responsibilities as it deems proper to members of the Compensation Committee or to a subcommittee.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership Structure.  In accordance with our Amended and Restated Bylaws, our Board appoints our officers, including our Chief Executive Officer.  Our Board does not have a policy on whether the role of the Chairman of the Board and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected.  Our Board is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. For example, six of our eight current directors qualify as independent under the rules of the

NASDAQ Stock Market.  In February 2015, our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities.  As a result of this review, our Board determined that the following directors are “independent” under the rules of the NASDAQ Stock Market:

G. Leonard Baker, Jr.

Daniel M. Bradbury

Joseph C. Cook, Jr.

Patrick G. Enright

David L. Mahoney

Joseph L. Turner

Currently, we separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the Chairman of the Board provides guidance to the Chief Executive Officer and management and sets the agenda for Board meetings and presides over meetings of the full Board.  Dr. Belanoff, our Chief Executive Officer, is an employee of our company and is therefore not “independent” under the rules of NASDAQ Stock Market.   Mr. Wilson, our Chairman of the Board,  is an employee of our company and is therefore not “independent” under the rules of NASDAQ Stock Market.   Our Board believes that the current board leadership structure is appropriate for our company and our stockholders at this time.

Risk Oversight.  The Board oversees our company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them. In its risk oversight role, the Board reviews our strategic plan at least annually, which includes an assessment of potential risks facing our company. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. Our Audit Committee is responsible for overseeing management of our risks relating to accounting matters, financial reporting and SEC compliance.  Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  In addition, in setting compensation, the Compensation Committee strives to create incentives that do not encourage risk-taking behavior that is inconsistent with our company’s business strategy.  Our Corporate Governance and Nominating Committee is responsible for overseeing management of our risks associated with the independence of our Board and potential conflicts of interest.  Each committee regularly reports to the full Board.

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of our Board by writing to them c/o Secretary, Corcept Therapeutics Incorporated,  149 Commonwealth Drive, Menlo Park, California 94025. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Corporate Governance and Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are G. Leonard Baker, Jr., Daniel M. Bradbury, Joseph C. Cook, Jr., and David L. Mahoney.  None of the members of our Compensation Committee is currently, or has been, an officer or employee of our company.  None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Information relating to our executive officers is incorporated by reference herein from the section captioned “Executive Officers” contained in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13,  2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of March 31, 2015 or earlier date for information based on filings with the SEC by (a) each person known to us to own more than 5% of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group.  The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable.  Percentage of ownership is based on 107,721,561 shares of common stock outstanding as of March 31, 2015.  Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of March 31, 2015 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned

5% Stockholders
Longitude Venture Partners, LP and affiliated entities and individuals (3)	14,961,890	13.9%
Federated Investors, Inc. and affiliated entities (4)	14,191,470	13.2%
Sutter Hill Ventures and affiliated entities and individuals (5)	14,152,068	13.1%
Ingalls & Snyder, LLC and affiliated entities(6)	7,772,745	7.2%
Directors and Named Executive Officers
Patrick G. Enright (3)	14,961,890	13.9%
G. Leonard Baker, Jr. (7)	9,704,184	9.0%
Joseph K. Belanoff (8)	6,058,988	5.5%
James N. Wilson (9)	3,521,088	3.2%
Joseph C. Cook, Jr. (10)	3,051,812	2.8%
David L. Mahoney (11)	1,568,148	1.5%
G. Charles Robb (12)	714,801	*
Steven Lo (13)	668,750	*
Anne M. LeDoux (14)	442,083	*
Daniel M. Bradbury (15)	423,133	*
Joseph L. Turner (16)	290,000	*

All directors and executive officers as a group (11 persons) (17)	41,404,877	35.9%

*Less than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 149 Commonwealth Drive, Menlo Park, California 94025.

(2)

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2015. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)

Consists of (a) 14,516,932 shares held by Longitude Venture Partners, LP, (b) 194,958 shares held by Longitude Capital Associates, L.P. and (c) 250,000 shares that may be acquired by Patrick Enright within 60 days of March 31, 2015 pursuant to options.  Juliet Tammenoms Bakker and Mr. Enright may be deemed to have shared voting and investment power over the shares held by Longitude Venture Partners, LP, and Longitude Capital Associates, L.P.  Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein.  The address for Longitude Capital is 800 El Camino Real, Suite 220, Menlo Park, California 94025.  Mr. Enright is a member of our Board and a managing member of Longitude Capital Partners, LLC, the general partner of each of Longitude Venture Partners, LP, and Longitude Capital Associates, L.P.

(4)

Consists of 14,191,470 shares beneficially held by registered investment companies and separate accounts advised by subsidiaries of Federated Investors, Inc., or Federated, that have been delegated the power to direct investments and power to vote the securities by the registered investment companies’ board of trustees or directors and by the separate accounts’ principals.  The foregoing beneficial ownership information is based on information obtained from the Amendment No. 6 to Form 13G filed by Federated Investors, Inc. with respect to its holdings as of December 31, 2014, adjusted to reflect the exercise by Federated in March 2015 of warrants for 979,022 shares that had been outstanding at December 31, 2014. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., collectively referred to herein as the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock.  The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated.  All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, collectively referred to herein as the Trustees.  The Trustees exercise collective voting control over Federated.  Each of Federated, the Trust and the Trustees disclaims beneficial ownership of all holdings reflected herein, except to the extent of his individual pecuniary interest therein.  Federated’s address is Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

(5)

Consists of: (a)  5,789,408 shares held by Sutter Hill Ventures, A California Limited Partnership, which is referred to as Sutter Hill Ventures, (b) 207 shares held by G. Leonard Baker, Jr., one of our directors, (c) 954,109 shares held by Mr. Baker, as a trustee of The Baker Revocable Trust, (d)  2,043,829 shares held by Saunders Holdings, L.P. of which The Baker Revocable Trust is the general partner, (e) 676,631 shares held by the G. Leonard Baker, Jr. Roth IRA, for the benefit of Mr. Baker, (f) 240,000 shares that may be acquired by Mr. Baker within 60 days of March 31, 2015 pursuant to options and (g) 4,447,884 shares held by individuals other than Mr. Baker who are affiliated with Sutter Hill Ventures or entities affiliated with such individuals.  Mr. Baker may be deemed to have shared voting and investment power with respect to the shares held by The Baker Revocable Trust and Saunders Holdings, L.P.  Mr. Baker and Sutter Hill Ventures do not have any voting or investment power with respect to the shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals referenced under part (g) of this note.  Mr. Baker, Tench Coxe, James N. White, Jeffrey W. Bird, Michael L. Speiser, Stefan A. Dyckerhoff and Samuel J. Pullara III may be deemed to have shared voting and investment power with respect to the shares held by Sutter Hill Ventures.  As a result of the shared voting and dispositive powers referenced herein, these individuals may each be deemed to beneficially own the shares held by Sutter Hill Ventures.  Each of these individuals disclaims beneficial ownership of all holdings reflected herein, except to the extent of his individual pecuniary interest therein. The address for Sutter Hill Ventures and affiliates is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304. Mr. Baker, a member of our Board, is also a managing director of the general partner of Sutter Hill Ventures.

(6)

Consists of 7,772,745 shares held by Ingalls & Snyder LLC, or Ingalls, for the benefit of Ingalls & Snyder Value Partners, L.P., or ISVP, or other investment advisory clients.  Information regarding the holdings of Ingalls and ISVP is based on information obtained from the Amendment No. 6 to Form 13G filed by Ingalls with respect to its holdings as of December 31, 2014, adjusted to reflect the exercise by ISVP in March 2015 of a warrant for 700,000 shares that had been outstanding at December 31, 2014.  ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor.  Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients.  Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP.  Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls and ISVP is 61 Broadway, New York, New York 10006.

(7)	Mr. Baker’s beneficial holdings include all shares referenced in footnote (5) other than the shares referenced under part (g) of that footnote.

(8)

Includes (a) 3,294,793 shares that may be acquired by Dr. Belanoff within 60 days of March 31, 2015 pursuant to options, (b) 300,000 shares held as custodian for Edward G. Belanoff and (c) 300,000 shares held as custodian for Julia E. Belanoff under the California Uniform Transfers to Minors Act over which Dr. Belanoff has voting control.

(9)

Includes (a) 1,040,625 shares that may be acquired by Mr. Wilson within 60 days of March 31, 2015 pursuant to options, (b) 1,579,396 shares held by the James N. Wilson and Pamela D. Wilson Trust, (c) 901,067 shares held by James and Pamela Wilson Family Partners.  Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and

James and Pamela Wilson Family Partners pursuant to voting agreements. Mr. Wilson disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein.

(10)

Consists of (a) 1,755,669 shares held jointly by Joseph C. Cook, Jr. and Judith Cook, (b) 488,054 shares held by the Joseph C. Cook, Jr., IRA Rollover, (c) 241,521 shares held by Farview Management, Co. L.P., a Tennessee limited partnership, (d) 356,568 shares held by the Judith E. and Joseph C. Cook, Jr. Foundation, Inc., and (e) 210,000 shares that may be acquired by Mr. Cook within 60 days of March 31, 2015 pursuant to options.  Mr. Cook and Judith E. Cook may be deemed to have shared voting and investment power over the shares held by the Cook Foundation.  Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein.  Mr. Cook and Judith E. Cook may be deemed to have shared voting and investment power over the shares held in joint name.  Mr. Cook is a member of our Board.

(11)

Includes (a) 1,203,148 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, (b) 75,000 shares held by the Black Dog Private Foundation, of which Mr. Mahoney is the president and (c) 290,000 shares that may be acquired by Mr. Mahoney within 60 days of December 31, 2014 pursuant to options.  Mr. Mahoney is a member of our Board.

(12)	Includes 713,543 shares that may be acquired by Mr. Robb within 60 days of March 31, 2015 pursuant to options.

(13)	Consists of 668,750 shares that may be acquired by Mr. Lo within 60 days of March 31, 2015 pursuant to an option.

(14)	Includes 417,083 shares that may be acquired by Mrs. LeDoux within 60 days of March 31, 2015 pursuant to options.

(15)

Consists of (a) 317,925 shares held in the name of BioBrit, LLC, over which Mr. Bradbury has voting and investment power, and (b) 105,208 shares that may be acquired by Mr. Bradbury within 60 days of March 31, 2015 pursuant to options.

(16)	Includes 280,000 shares that may be acquired by Mr. Turner within 60 days of March 31, 2015 pursuant to options.

(17)	Total number of shares includes common stock held by directors, executive officers and entities affiliated with directors and executive officers. See footnotes 1 through 3, 5, and 7 through 16 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a matter of policy, all related-party transactions between us and any of our officers, directors, or principal stockholders, are reviewed and approved by our Audit Committee, as set forth in our Audit Committee charter, or a majority of the independent and disinterested members of our Board, are on terms no less favorable to us than could be obtained from unaffiliated third parties and are in connection with bona fide business purposes.  In 2014, there were no related-party transactions that required review by the Audit Committee.

In March 2015, investors exercised warrants to purchase the company’s common stock generating gross proceeds to the company of approximately $17.2 million.   The company had issued the warrants to accredited investors, including the related parties below, in two private placements, one that was completed in March 2008 and the other in March 2012.  The warrants that were issued in 2008 had an exercise price of $2.77 per share, payable either in cash or upon cancellation of a portion of the shares issuable upon exercise; and the warrants issued in 2012 had an exercise price of $4.05 per share, payable in cash.

In connection with the warrant exercises in 2015, the following related parties purchased the shares of common stock at the aggregate purchase prices set forth below:

Name of Related Party	Number of Shares of Common Stock Purchased Upon Exercise of Warrants (#)	Aggregate Amount Invested ($)

Longitude Ventures Partners, L.P. and affiliated entity (1)	2,028,317	$ 3,469,408
Sutter Hill Ventures and affiliated entities and individuals (2)	776,731	1,730,164
Joseph C. Cook, Jr. (3)	216,224	545,199
David L. Mahoney (4)	83,615	198,256
James Wilson (5)	9,293	─

-

(1)

Consists of (a) 2,006,351 shares of common stock issued to Longitude Venture Partners, L.P. and (b) 21,966 shares of common stock issued to Longitude Capital Associates. Patrick Enright, a member of our Board, is a managing member of Longitude Capital Partners, the general partner of Longitude Venture Partners, L.P. and Longitude Capital Associates.

(2)

Consists of (a) 472,441 shares of common stock issued to Sutter Hill Ventures, A California Limited Partnership, which is referred to as Sutter Hill Ventures, (b) 123,131 shares issued to G. Leonard Baker, Jr. and Mary Anne Baker, Co-Trustees of The Baker Revocable Trust U/A/D 2/3/03, (c) 98,449 shares of common stock issued to Wells Fargo Bank, N.A. FBO G. Leonard Baker, Jr., Roth IRA, and (d) 82,710 shares of common stock issued to Saunders Holdings, L.P., of which Mr. Baker, a member of our Board, is a general partner. Mr. Baker is a Managing Director of the General Partner of Sutter Hill Ventures.

(3)

Consists of (a) 190,859 shares of common stock issued to Joseph C. Cook Jr. and Judith Cook, as Tenants in Common, (b) 12,038 shares of common stock issued to Joseph C. Cook JR. IRA, (c) 6,759 shares of common stock issued to Farview Management, L.P., of which Mr. Cook is a general partner, and (d) 6,568 shares issued to The Judith E. Cook & Joseph C. Cook Jr. Foundation Inc. Joseph C. Cook, Jr., is a member of our Board.

(4)	Relates to shares of common stock issued to The David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, of which David L. Mahoney, a member of our Board, is a trustee.
(5)	Relates to shares of common stock issued to James N. & Pamela Wilson Trust, of which Mr. Wilson is a trustee.

Severance and Change in Control Agreements.  We have entered into severance and change in control agreements with our executive officers.  The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will be eligible for 12 months of his or her then current base salary and continued health insurance coverage for this same period.  In addition, the agreements provide for the full vesting of all outstanding equity awards in the event the executive’s employment is terminated without cause or for good reason within 18 months following a change in control.

Director Indemnification Agreements.  We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

See “Director Compensation” for a discussion of our director compensation policy.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer and our principal accounting officer, a copy of which is available on our website at www.corcept.com.   We intend to disclose on our website at www.corcept.com any amendment to, or waiver of, any provision of our Code of Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and the NASDAQ Stock Market.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC.  Based solely on our review of copies of these reports and representations of such reporting persons, we believe that, during the year ended December 31, 2014, such reporting persons met all applicable Section 16(a) filing requirements, with the exception of one late Form 5 filing for Mr. Wilson.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board is delegated the primary responsibility for our executive compensation program, which is intended to provide compensation packages for our named executive officers that are appropriately competitive within our industry, provide rewards for significant corporate performance and are appropriate for our stage of development.  Compensation packages are designed to encourage a balanced focus on both short- and long-term goals.  Direct compensation consists of a base salary, periodic cash bonuses for the achievement of significant corporate milestones and long-term equity incentive awards.

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2014 Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions.  Our named executive officers for 2014 were as follows: Joseph K. Belanoff, M.D., Chief Executive Officer and President, G. Charles Robb, Chief Financial Officer and Secretary, Steven Lo, Senior Vice President, Oncology and Anne LeDoux, Vice President and Controller (Chief Accounting Officer).

Executive Summary

During 2014, we had significant development, operational and commercial accomplishments.  A  summary of our principal activities and accomplishments for the year follows:

•Grew revenue from Korlym® for the treatment of Cushing’s syndrome from $10.4 million in 2013 to $26.6 million in 2014, an increase of 156 percent.

•Completed the dose-selecting portion of our Phase 1/2 trial of Korlym® in combination with eribulin to treat glucocorticoid receptor (GR) positive, triple-negative breast cancer.

•Significantly advanced the development of our proprietary assay for determining GR positivity in human tumor cells.

•Began a Phase 1 study of the safety and tolerability of our next-generation selective GR antagonist, CORT125134.

•Continued the pre-clinical development of other compounds from our proprietary families of next-generation selective GR antagonists.  We plan to advance one of these compounds to the clinic in 2015.

Executive Compensation 2014 Program Overview

Based on our compensation philosophy, pay program structure and company and individual performance, our Compensation Committee took the following actions with respect to the compensation for our named executive officers for 2014:

Base Salary.  To recognize the increased complexity of the business, the Compensation Committee increased the annual base salaries for Dr. Belanoff by 8.5%. Mr. Robb,  Mr. Lo, and Mrs LeDoux each received an increase of 3.5% as compared to 2013, effective February 1, 2014.

Bonus in February 2014.   In accordance with our practice of awarding bonuses for the achievement of significant milestones,  in February 2014, our Compensation Committee and Board approved discretionary cash bonus payments to our named executive officers and all other employees employed with us as of December 31, 2013.   These awards reflected the company’s achievement of significant milestones in 2013,  including the generation  of $10.4 million in revenue from the sale of Korlym® in its first full year of commercialization, enrollment of sufficient patients in our phase 3 study of mifepristone for the treatment of psychotic depression to allow us to perform an interim analysis of that study’s data in the second quarter of 2014 and significant pre-clinical development of compounds from our proprietary families of next-generation selective GR antagonists, which allowed us to begin clinical trials in one of these compounds in 2014.  The size of these bonuses was based primarily on the importance to the company and its stockholders of achieving these milestones and the individual contributions by employees and named executive officers.

Equity Awards.  In February 2014, the Board granted an option to Mrs. LeDoux. The option award vests over a four year period at the rate of 2.08334% on each monthly anniversary of the grant date.  The award was given to Mrs LeDoux as an incentive toward continued service to the company.  The size of these stock awards was based on the compensation that the Chief Executive Officer and members of our Compensation Committee and Board believed was appropriate.

Strong Stockholder Support for our Compensation Decisions

At our annual stockholder meeting in 2014, our stockholders approved the 2013 compensation of our named executive officers, with a 99% approval rating.    In light of this support, the Compensation Committee did not change the design of our compensation programs during 2014 as a result of the non-binding stockholder vote on executive compensation.  The Compensation Committee will continue to work to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.      Taking into account the stockholder vote in favor of having a non-binding stockholder vote on executive compensation once every three years, we expect that our next advisory vote to approve our named executive officers’ compensation will be at our 2017 annual stockholder meeting.

Compensation Principles and Objectives

Compensation for our named executive officers is intended to be performance-based, with the exception of the named executive officer’s base salaries.  The Compensation Committee believes that compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis, should be linked to specific, measurable results that create value for stockholders, and should help us attract and retain key executives critical to our long-term success.

In establishing compensation for executive officers, these are the Compensation Committee’s objectives:

"

Align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and bonuses tied to company and individual performance.

"

Ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the company’s business model and stage of development, there may be few directly comparable companies; and

"

Recognize that best compensation practices for a young company with relatively few employees may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success.  Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity is related to factors that directly and indirectly promote long-term stockholder value. Accordingly, we set goals designed to link each named executive officer’s compensation to our corporate performance, such as the attainment of commercial, development and operational goals and meeting agreed upon financial targets.

Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance- and incentive-based programs for our named executive officers, commensurate with their greater responsibilities.  Such programs include stock options grants designed to provide compensation opportunities if milestones are attained that increase our market value.  Incentive-based programs provide compensation in the form of both cash and equity, to reward for both short-term and long-term performance.  The Compensation Committee allocates total compensation between cash and equity compensation based on the Compensation Committee members’ knowledge of compensation practices in the biotechnology and specialty pharmaceutical industries.  The balance between equity and cash compensation for our named executive officers is evaluated annually to align the interests of management with stockholders through both short- and long-term incentives.

The Chairman of the Board and the members of the Compensation Committee are seasoned executives of, consultants to, or venture capitalists with investments in the biotechnology and specialty pharmaceutical industry.  Collectively they have served as board and compensation committee members of many public and privately held companies including Amylin, Ironwood, NuGen, Neurex, Syntex and Adamas.  As a result of this extensive involvement in the compensation of executives in these and other companies, we believe that the Chairman of the Board and the members of the Compensation Committee collectively have developed a clear understanding and knowledge of the compensation structures that are necessary to attract, motivate and retain management talent.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation awards available to our executive officers for approval by the Board.  Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and specialty pharmaceutical industry, our executive compensation package consists of the following elements, in addition to the employee benefit plans in which all employees may participate:

"	Base salary: compensation for ongoing service throughout the year.
"	Periodic performance-based cash compensation: awards to recognize and reward achievement of performance goals.
"

Long-term performance-based equity incentive program: equity compensation to provide an incentive to our named executive officers to manage us from the perspective of an owner with an equity stake in the business.

"	Severance and change in control benefits: remuneration paid to executives in the event of a change in control or involuntary employment termination.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the named executive officers.  The performance of our named executive officers as a team is reviewed annually by the Compensation Committee.

We set base salary structures and grants of stock options based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and specialty pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies.

Tax Considerations

In making its compensation determinations, our Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives.  The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent.  From time to time, the Compensation Committee may award compensation to our executive officers that may not be fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Elements of Executive Compensation

Base Compensation

We pay base salaries to provide fixed compensation based on the Compensation Committee’s assessment of competitive market practices.  Due to the Compensation Committee’s collective experience with similar companies in the biotechnology and specialty pharmaceutical industry, the Compensation Committee has intimate knowledge and understanding of what the industry demands in order to motivate and retain our executive officers.  We provide each named executive officer with a base salary that was established by negotiations with each named executive officer when such individual first joined us as an employee or was promoted to the position of executive officer.  To recognize the increased complexity of the business, the Compensation Committee increased the annual base salary for Dr. Belanoff by 8.5% and Mr. Robb, Mr. Lo, and Mrs LeDoux each received an increase of 3.5% as compared to 2013, effective February 1, 2014.  While base salaries are not considered by the Internal Revenue Service to constitute performance-based compensation, each year the Compensation Committee reviews the Chief Executive Officer’s base salary to determine if a change is appropriate based on Company performance, such as the commercialization of Korlym and our progress on research and development programs.  Similarly, the Chief Executive Officer reviews the base salary of the other named executive officers and may propose changes in base salary based on performance to the Compensation Committee.  Other than the annual merit increases that the Compensation Committee has approved, no formulaic base salary increases are provided to the named executive officers.

Performance-Based Compensation

Performance Goals and Periodic Performance-Based Cash Compensation. We structure our compensation programs to reward executive officers based on our performance.  To date, we have not instituted an annual performance-based cash compensation or annual performance-based equity compensation program.  The Compensation Committee believes that the objective to ensure that executive officers’ compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders is achieved when significant milestones are met, such as the approval of a new product, increase in revenue, meeting the predetermined endpoints in our clinical trials, demonstrating progress in our research program and completing financing transactions.  The achievement of these types of milestones does not necessarily correspond with annual performance periods.

Performance-based cash compensation has been awarded in recent years primarily to recognize the accomplishment of certain value enhancing milestones such as successful financing transactions, initiation of clinical trials and positive results in clinical trials.  The Compensation Committee believes that performance-based compensation should be based on achievement of these types of milestone successes.  The Chief Executive Officer reviews the performance of the other named executive officers and may propose bonus and equity compensation for these individuals to the Compensation Committee.

As discussed above, in accordance with our practice of making bonus awards only on the achievement of significant milestones,  in February 2014, our Compensation Committee and Board approved cash bonus payments to our named executive officers and all other employees in recognition of the significant accomplishments during 2013, as discussed above under “Executive Summary, Bonus in February 2014.”

The bonus amounts awarded in February 2014 to our named executive officers related to accomplishments and performance in 2013 were as follows:

Name	Title	Bonus Amount
Joseph K. Belanoff, M.D.	Chief Executive Officer and President	$ 400,000
G. Charles Robb	Chief Financial Officer and Secretary	128,000
Steven Lo	Senior Vice President, Oncology	231,000
Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer	85,000

For each named executive officer, the bonus amount was based on his or her relative individual contribution to our success and the breadth of his or her sphere of responsibility, which are enumerated below.

Name	Title	Individual Contribution
Joseph K. Belanoff, M.D.	Chief Executive Officer and President

Leadership and direction of the company’s activities, including commercialization of Korlym for Cushing’s syndrome, our Phase 3 trial of mifepristone for the treatment of psychotic depression, and the direction of research regarding our next-generation selective GR antagonists.

G. Charles Robb	Chief Financial Officer and Secretary

Development of financial controls and administrative infrastructure required for commercial operations and new drug development; direction of investor and public relations; intellectual property licensing and administration of controls over financial reporting.

Steven Lo	Senior Vice President, Oncology	Organization and leadership of our commercial activities, including the continued development of marketing strategies and commercial operations and infrastructure.
Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer

Development of financial policies and controls required for the commercialization of Korlym and the development of new drug candidates; management of financial operations, SEC regulatory filings and periodic reporting, including compliance with Sarbanes-Oxley Section 404.

In February 2015, our Compensation Committee and Board approved discretionary cash bonus payments  to Mrs. LeDoux and other company employees in connection with the company’s accomplishments during 2014,  which are enumerated above under “Executive Summary.”    In regard her contribution to these efforts, Mrs. LeDoux was awarded a cash bonus in the amount of $65,000.  The size of the bonus was based primarily on the importance to the company and its stockholders of achieving these accomplishments.

Long-Term Performance-Based Equity Incentive Program. Our executive officers, along with all of our employees, are eligible receive grants of stock options under our 2012 Incentive Award Plan.  We believe, with our performance-based approach to compensation, that equity ownership in our company is important to link an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth.  We have, thus far, used stock options as the only long-term performance-based equity incentive vehicle because the Compensation Committee believes that stock options maximize an executive officer’s incentive to increase our stock price and maximize stockholder value,  since there is no financial gain to an executive officer unless our stock price appreciates.

Equity compensation in the form of incentive or non-qualified stock options is awarded by the Compensation Committee from time to time. The size and the timing of each grant is based on a number of factors, including the executive officer’s salary, such executive officer’s contributions to the achievement of our financial and strategic objectives, the value of the stock option at the time of grant, the possible value of the option if we achieve our objectives and industry practices and norms from the collective knowledge of the Compensation Committee as seasoned executives of, consultants to, board and compensation members of, and venture capitalists with investments in similar companies in the industry. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. There is no set formula for the granting of stock options to individual executives and employees.  Grants also may be made following a significant change in job responsibility or in recognition of a significant achievement.

Stock options granted to our named executive officers generally have a multi-year vesting schedule in order to provide an incentive for continued employment.  These vesting schedules are generally either four or five years depending on the date of the initial option grant.  From time to time, we have also granted stock options that vest based on the attainment of performance goals.    Stock option awards generally expire ten years from the date of the grant.  This provides a reasonable time frame in which to provide the executive officer with the possibility of price appreciation of our shares. The exercise price of such stock options is 100% of the fair market value of the underlying stock on the date of grant.

In February 2014, the Board approved a grant of an option to purchase 60,000 shares of our common stock to Mrs. LeDoux.  This option award vests over a four-year period at the rate of 2.08334% on each monthly anniversary of the grant date.  This award was given to Mrs. LeDoux as an incentive toward continued service to the company.  The size of the stock award was based on the level of compensation that the Chief Executive Officer and members of our Compensation Committee and Board believed was appropriate.

Severance and Change in Control Arrangements

We entered into Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to duties without distraction arising from the possibility of an involuntary termination of employment or change in control of our company and provide the business with a smooth transition in the event of such a termination of employment or change in control.  The terms of the agreements are identical.  For a detailed description of the Severance and Change in Control Agreements, see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements” below.

These severance and change in control arrangements are designed to retain these executives in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered.  These arrangements provide benefits to encourage the executives to continue to provide necessary or desirable service to us during a change in control and to ease the transition of the executives due to an unexpected employment termination by us due to changes in our employment needs.

Other Elements of Compensation and Perquisites

401(k) Plan.  We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, to cover eligible employees of the company and any designated affiliate.  The 401(k) Plan permits our eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code.  The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan.  We currently make no matching contributions to the 401(k) Plan.  Our employees are eligible to participate in the 401(k) Plan, as well as the insurance programs discussed below, on the first day of the month coinciding with or immediately following the first day of employment.

Medical Insurance.  We, at our sole cost, provide to each eligible employee (including each named executive officer), and his or her spouse and children such health, dental and optical insurance as we, in our sole discretion, may from time to time make available to our employees.  Such insurance programs are part of a   compensation program designed to facilitate our ability to attract and retain employees as we compete for talented individuals in the marketplace where such benefits are commonly offered.

Life and Disability Insurance. We, at our sole cost, provide each eligible employee (including each named executive officer) such disability and/or life insurance as we, in our sole discretion, may from time to time make available to our employees.  Such insurance programs are part of an overall broad-based total compensation program designed to facilitate our ability to attract and retain employees as we compete for talented individuals in the marketplace where such benefits are commonly offered.

Policies with Respect to Equity Compensation Awards

We grant all stock option awards based on the fair market value as of the date of grant.  We do not have a policy of granting stock option awards at other than the fair market value of our common stock.  The exercise price for each stock option grant is based on the last quoted price per share on the NASDAQ Capital Market on the date of grant.  We do not have a policy and do not intend to have a policy or practice to select option grant dates for executive officers in coordination with the release of material non-public information.

We also have an insider trading policy that prohibits our named executive officers and Board members from engaging in short-term or speculative transactions in our stock, including short sales.

Summary Compensation Table

The following table provides compensation information for the years ended December 31, 2014,  2013 and 2012 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)	All Other Compensation ($)	Total ($)

Joseph K. Belanoff, M.D.,	2014	$571,250	—		—	—	$ 571,250
Chief Executive Officer and	2013	$525,925	$400,000	(2)	$ 1,398,438	—	$ 2,324,363
President	2012	$481,097	$481,097		—	—	$ 962,194

G. Charles Robb,	2014	$350,908	—		—	—	$ 350,908
Chief Financial Officer and	2013	$337,417	$128,000	(2)	$ 510,561	—	$ 975,978
Secretary	2012	$309,000	$77,250		—	—	$ 386,250

Steven Lo,	2014	$397,375	—		—	—	$ 397,375
Senior Vice President,	2013	$351,585	$231,000	(2)	$ 496,708	—	$ 1,079,293
Oncology	2012	$318,270	$159,135		$ 453,360	—	$ 930,765

Anne LeDoux,	2014	$251,792	—		$ 152,479	—	$ 404,271
Vice President and Controller	2013	$243,176	$85,000	(2)	$ 174,805	—	$ 502,981
(Chief Accounting Officer)	2012	$234,105	$70,232		—	—	$ 304,337

(1)

Amounts shown do not reflect compensation actually received by the named executive officers or the actual value that may be recognized by the named executive officers with respect to these awards in the future.  Instead, the amounts shown represent the grant date fair value of the awards as of the date of grant.  The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements, Note 8 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employees and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Amounts shown relate to bonuses approved by the Compensation Committee and Board in February 2014 related to accomplishments during 2013.

Grant of Plan-Based Award During 2014

The following table summarizes the grant of a  stock option award we made to the named executive officer in 2014.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)

Joseph K. Belanoff, M.D.	—	—	—	—
G. Charles Robb	—	—	—	—
Steven Lo	—	—	—	—
Anne M. LeDoux	2/6/2014	60,000	$3.02	$152,479

(1)

The value of the option award is based on the fair value as of the grant date of the award multiplied by the number of shares.  Refer to Note 8 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employees and Director Options” included in Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for the relevant assumptions used to determine the valuation of our option awards.

(2)

The stock option grant awarded to the Mrs. LeDoux during 2014 vests over a four year period at the rate of 2.08334% on each monthly anniversary of the grant date until fully vested, subject to the terms and conditions of the option award agreement.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes unexercised options that have not vested and related information for each of our named executive officers as of December 31, 2014. To date, no stock awards have been granted to any of our named executive officers.

		Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration
Name	Grant Date	(#)		(#)		$	Date

Joseph K. Belanoff, M.D.	4/16/2007	1,000,000		—		$ 1.50	4/16/2017
	3/26/2009	1,000,000	(3)	—		$ 1.19	3/26/2019
	5/19/2011	716,689	(2)	83,311	(2)	$ 4.42	5/19/2021
	1/30/2013	383,334	(2)	416,666	(2)	$ 2.075	1/30/2023

G. Charles Robb	9/1/2011	487,501	(1)	112,499	(1)	$ 2.70	9/1/2021
	1/30/2013	95,833	(2)	104,167	(2)	$ 2.075	1/30/2023
	11/19/2013	27,083	(2)	72,917	(2)	$ 1.92	11/19/2023

Steven Lo	9/24/2010	400,000		—		$ 3.51	9/24/2020
	10/10/2012	108,333	(2)	91,667	(2)	$ 2.70	10/10/2022
	1/30/2013	47,916	(2)	52,084	(2)	$ 2.075	1/30/2023
	11/19/2013	54,166	(2)	145,834	(2)	$ 1.92	11/19/2023

Anne LeDoux (6)	4/16/2004	—		—		$ 12.00	4/16/2014
	10/6/2004	—		—		$ 7.73	10/6/2014
	9/23/2005	15,000		—		$ 5.70	9/23/2015
	4/16/2007	125,000		—		$ 1.50	4/16/2017
	3/26/2009	100,000	(2)	—	(2)	$ 1.19	3/26/2019
	5/19/2011	89,586	(2)	10,414	(2)	$ 4.42	5/19/2021
	1/30/2013	47,916	(2)	52,084	(2)	$ 2.075	1/30/2023
	2/6/2014	12,500	(2)	47,500	(2)	$ 3.020	2/6/2024

(1)	The option vests at the rate of 25% at the first anniversary of the grant date and, thereafter, at the rate of 2.08334% per month, until fully vested.
(2)	The option vests at the rate of 2.08334% per month until fully vested.
(3)

The stock option grants awarded to Joseph K. Belanoff, M.D. in 2009 were each comprised of 2 parts:  500,000 shares was a service-based award that vests prorata over a four-year period at the rate of 2.0834% on the monthly anniversary of the date of grant, until fully vested;  500,000 shares vested in its entirety in February 2012 upon the occurrence of the approval of the NDA for our first product by the FDA.

Option Exercise in 2014

The following table includes certain information with regard to options exercised by our named executive officer during 2014.

Name	Option Exercise
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)
Anne M. LeDoux.	25,000	$ 48,000 (1)

(1)  The option was exercised and held. The value realized on the exercise represents the excess of the average market price on the day of the exercise less the exercise price of the shares.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

Severance and Change in Control Agreements

We have entered into Severance and Change in Control Agreements with each of our named executive officers. The terms of the agreements are identical.  The agreements provide that, if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements) prior to or more than 18 months following a change in control, the executive will be eligible to receive 12 months of his or her then current base salary, payable in substantially equal installments in accordance with the company’s customary payroll procedures and continued health insurance coverage for up to 12 months following the date of termination.  In addition, the agreements provide that in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be eligible to receive an amount equal to 12 months of his or her then current base salary payable in a lump sum, continued health insurance coverage for up to 12 months following the date of termination, and full vesting of all outstanding equity awards.  The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment.  No severance will be paid or provided until the separation agreement and release of claims becomes effective.

The following table reflects compensation payable to each named executive officer under a change in control or various employment termination events.  The amounts shown below assume that (i) a change in control of our company occurred on December 31, 2014 or (ii) such named executive officer terminated employment with our company effective as of December 31, 2014, and estimate the value to the named executive officer as a result of each triggering event.

Name	Benefit	Termination Without Cause or For Good Reason Outside of a Change in Control	Termination Without Cause or For Good Reason Within 18 Months Following a Change in Control

Joseph K. Belanoff, M.D.	Base Salary	$ 575,000	$ 575,000
	Accelerated Vesting, of Stock Options	—	$ 385,416	(1)
	Health Benefit	$ 30,637	$ 30,637
	Total	$ 605,637	$ 991,053

G. Charles Robb	Base Salary	$ 351,900	$ 351,900
	Accelerated Vesting, of Stock Options	—	$ 208,855	(1)
	Health Benefit	$ 12,648	$ 12,648
	Total	$ 364,548	$ 573,403

Steven Lo	Base Salary	$ 398,500	$ 398,500
	Accelerated Vesting, of Stock Options	—	$ 233,179	(1)
	Health Benefit	$ 30,637	$ 30,637
	Total	$ 429,137	$ 662,316

Anne M. LeDoux	Base Salary	$ 252,500	$ 252,500
	Accelerated Vesting, of Stock Options	—	$ 48,178	(1)
	Health Benefit	$ 23,505	$ 23,505
	Total	$ 276,005	$ 324,183
(1)

For unvested options held by named executive officers as of December 31, 2014, the value ascribed to the change in control acceleration features under the Severance and Change in Control Agreements is calculated as follows:

a.

For option grants to these individuals where the closing trading price for our company’s common stock on the NASDAQ Capital Market as of December 31, 2014,  $3.00, exceeded the exercise price of the option grant, the value of the acceleration benefit on change in control has been calculated as the difference between these factors multiplied by the number of unvested shares in each of these option awards as of that date.

b.

There is no value ascribed to any unvested shares for any option grants to these individuals where the exercise price of the option grant equaled or exceeded  $3.00,  which was the closing trading price for our company’s common stock on the NASDAQ Capital Market as of December 31, 2014.

Risk Assessment of Compensation Programs

Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on our company.  To make this determination, they reviewed the compensation policies, plans and practices for our executive officers and employees assessing such features as design, payment methodology, relationship to our company’s performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies in our stage of development.  During the review several risk mitigating factors inherent in our company’s compensation practices were noted, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short- and long-term compensation plans, the balance between fixed and variable pay and the mix of short- and long-term incentives that encourage consistent performance over a sustained period, thus aligning the interests of our executive officers and employees with that of our stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 with respect to the shares of our common stock that may be issued under all of our existing equity compensation plans, which consist of the 2012 Incentive Award Plan and the 2004 Equity Incentive Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(2)

Equity compensation plans approved by stockholders	14,704,215	$ 2.62	7,545,644	(1)(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	14,704,215	$ 2.62	7,545,644

(1)	Represents shares of common stock remaining available for future issuance under our 2012 Incentive Award Plan as of December 31, 2014.
(2)

The 2012 Incentive Award Plan contains an “evergreen” provision that allows for increases on the first business day of each fiscal year beginning January 1, the lesser of an additional (i) 8,000,000 shares of our common stock, (ii) 4% of the outstanding shares of common stock on the immediately preceding December 31 or (iii) an amount determined by the Board.  None of our other plans has an “evergreen” provision. On February 18, 2015, the Board authorized an “evergreen” increase in the shares available for grant under the 2012 Plan to be equivalent to 4% of the shares of our common stock outstanding on December 31, 2014, which represented an increase of 4,055,814 shares to the plan.

DIRECTOR COMPENSATION

The following table provides compensation information, for the one year period ended December 31, 2014, for each member of our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)		All Other Compensation ($)		Total ($)
James N. Wilson (2)	—	—	(2)	$350,000	(2)	$350,000
Joseph K. Belanoff, M.D. (3)	—	—		—		—
G. Leonard Baker, Jr. (5)	$48,000	$44,647	(4)	—		$92,647
Daniel M. Bradbury (5)	$41,500	$44,647	(4)	—		$86,147
Joseph C. Cook, Jr. (5)	$49,500	$44,647	(4)	—		$94,147
Patrick G. Enright (5)	$45,000	$44,647	(4)	—		$89,647
David L. Mahoney (5)	$51,500	$44,647	(4)	—		$96,147
Joseph L. Turner (5)	$54,500	$74,411	(4)	—		$128,911

(1)

Amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future.  Instead, the amounts shown represent the grant date fair value of the awards. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Financial Statements, Note 8 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employees and Director Options” in our Annual Report on Form 10‑K for the year ended December 31, 2014.

(2)

Mr. Wilson is an employee director.  He receives compensation in his role as an employee providing advice and business insight.  The entire amount shown as Other Compensation for Mr. Wilson is salary and bonus paid in regard to his services as an employee. He receives no additional compensation in his capacity as a director.    As of December 31, 2014, Mr. Wilson holds outstanding options to purchase an aggregate of 1,150,000 shares.

(3)

Dr. Belanoff is a full time employee and a named executive officer and is compensated in that capacity. He receives no additional compensation in his capacity as a director.  See “Outstanding Equity Awards At Fiscal Year-End” table above for the aggregate number of shares represented by option awards outstanding that have been granted to Dr. Belanoff.

(4)

During 2014, Mr. Turner, as chairman of the Audit Committee, was granted an option to purchase 50,000 shares with a grant date fair value of $74,411 and Messrs Baker, Bradbury, Cook, Enright, and Mahoney were each granted an option to purchase 30,000 shares with a grant date fair value of $44,647.  All of these awards vest prorata over a one-year period at the rate of 8.3334% on the monthly anniversary of the date of grant, until fully vested.

(5)

As of December 31, 2014,  our non-employee directors hold options outstanding to purchase the following number of shares: Mr. Baker: 240,000;  Mr. Bradbury: 130,000;  Mr. Cook: 210,000; Mr. Enright: 210,000; Mr. Mahoney: 290,000 and Mr. Turner: 280,000 shares.

Non-employee directors receive a director fee from us for their services as members of the Board in the amount of $35,000 per year.  In addition, the Chair and members of the Audit Committee receive fees of $15,000 and $10,000, respectively, per year; the Chair and members of the Compensation Committee receive fees of $13,000 and $6,500, respectively, per year; the Chair and members of the Corporate Governance & Nominating Committee receive fees of $8,000 and $4,500, respectively, per year.  New directors are granted an option to purchase 70,000 shares of our common stock in connection with their initial election to the Board.  The initial director options vest with respect to 25% of the shares on the first anniversary of the date of the grant and, thereafter, at the rate of 2.08334% per month, until fully vested, subject to the director’s continued service.  Non-employee directors who are reelected at the Annual Meeting each receive a stock option grant that vests over the one year term as director at the rate of 8.3334% per month from the date of the Annual Meeting until fully vested, subject to the director’s continued service.  The Chairs of the Audit Committee, Corporate Governance and Nominating Committee and the Compensation Committee may each receive an additional grant of our common stock with a similar one-year vesting provision.  The amounts of the annual grants are determined each year.

In May 2014, Joseph L. Turner, the chairman of the Audit Committee was granted an option to purchase 50,000 shares of our common stock and all other non-employee directors that were reelected at the Annual Meeting in May 2014 were granted options to purchase 30,000 shares of our common stock.  The vesting provisions for these awards are as outlined in the preceding paragraph.  Directors are reimbursed for certain expenses in connection with attending Board and committee meetings.

We have entered into a Severance and Change in Control Agreement with James N. Wilson, Chairman of the Board. The agreement with Mr. Wilson provides that if his employment or service on the Board is terminated involuntarily by us without “cause” or by him for “good reason” (as each is defined in the agreement) within 18 months following a change in control all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive vesting acceleration under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to our Company within 60 days following termination of employment.  No vesting acceleration will be provided to Mr. Wilson until the separation agreement and release of claims becomes effective.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently our officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management; and

2.Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee
G. Leonard baker, Jr., Chairman
Daniel M. Bradbury
Joseph C. Cook, Jr.
David L. Mahoney

*  The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of the rules of the NASDAQ Stock Market and the SEC.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2014 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” as adopted by the PCAOB;
•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst and Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;

•	considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;
•

reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;

•	reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;
•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission; and

•	instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee has also recommended, subject to stockholder ratification in Proposal 2 in this Proxy Statement, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE
Joseph L. Turner, Chairman
Patrick G. Enright
David L. Mahoney

*  The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Fees for audit services totaled approximately $914,000 in 2014 and $915,000 in 2013, including fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in connection with the integrated annual audit of our financial statements and internal control over financial reporting in 2014 and 2013,  review of our quarterly financial statements included in Quarterly Reports on Forms 10-Q, comfort letters to underwriters in connection with public financing transactions, consultations on matters addressed during the audit, quarterly reviews, or reviews of financing transactions under consideration and services provided in connection with other statutory or regulatory filings, including consents.

Audit-Related Fees, Tax Fees, and All Other Fees

We did not incur fees for tax advisory services from our independent registered public accounting firm in 2014 or 2013.

We did not incur audit-related fees for assurance and related services, or for any other products or services, from our independent registered public accounting firm in 2014 or 2013.

Pre-approval of audit-related and non-audit services

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. Pre-approval may be given as part of our Audit Committee’s annual review and approval of the scope and estimated cost of non-audit services that may be provided by the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees, provided that the Chair shall report any decision to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided in the future by the independent registered public accounting firm.

Consistent with this policy, in 2014 and 2013 all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of eight directors, each to serve until the annual meeting of stockholders in 2016 and until their successors are duly elected and qualified. The independent members of the Board have selected, and the Board has unanimously nominated, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., Daniel M. Bradbury, Joseph C. Cook, Jr., Patrick G. Enright, David L. Mahoney, Joseph L. Turner and James N. Wilson for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for the nominees at the Annual Meeting.  Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the election of the nominees as listed above.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31,  2015.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their discretion.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2016 Annual Meeting of Stockholders must be received by us at 149 Commonwealth Drive, Menlo Park, California 94025, on or before December 23,  2015 and must otherwise comply with Rule 14a-8 under the Exchange Act.    However, if the date of the 2016 Annual Meeting of

Stockholders is changed by more than 30 days from the anniversary date of our 2015 Annual Meeting of Stockholders, such deadline pursuant to Rule 14a-8 under the Exchange Act will instead be a reasonable time before we begin to print and send our proxy materials. If we are not notified by the deadline under Rule 14a-8 under the Exchange Act of a proposal to be brought before the 2016 Annual Meeting of Stockholders by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

In addition, regardless of whether a proposal is included in our proxy statement, our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2016 Annual Meeting of Stockholders, including director nominations,  must be delivered to the Secretary of our company at our principal executive offices not earlier than November 23,  2015 (one hundred fifty (150) days), and not later than December 23,  2015 (one hundred twenty (120) days), prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting.  Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 150th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.  In the event that the number of directors to be elected to the Board is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board by March 26, 2016,  which is 55 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by our Amended and Restated Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of our company at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission.  Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the U.S. Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, or by way of the U.S. Securities and Exchange Commission’s website at  www.sec.gov.

Information relating to our executive officers is incorporated by reference herein from the section captioned “Executive Officers” contained in Part I, Item 1 of our Annual Report on Form 10-K for the year

ended December 31, 2014, filed with the SEC on March 13, 2015.   We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2014 or the 2015 proxy materials.  Requests for such copies should be made by written request to Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, Attention: Secretary, or by oral request by calling (650) 327-3270.

G. Charles Robb
By Order of the Board of Directors, /s/ G. Charles Robb
G. Charles Robb Chief Financial Officer and Secretary

Menlo Park, California
April 15,  2015

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CORCEPT THERAPEUTICS INCORPORATED

As a stockholder of Corcept Therapeutics Incorporated, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 20, 2015.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

The Board of Directors recommends that you vote FOR the election of the following nominees:

1. To elect eight directors, to hold office until the 2016 Annual Meeting of Stockholders and until their successors are duly qualified and elected, the nominees listed below:

01 G. Leonard Baker, Jr.	05 Patrick G. Enright
02 Joseph K. Belanoff, M.D.	06 David L. Mahoney
03 Daniel M. Bradbury	07 Joseph L. Turner
04 Joseph C. Cook, Jr.	08 James N. Wilson

FOR All nominees listed (except as indicated below) ☐ WITHHOLD AUTHORITY to vote (as to all nominees) ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below):

____

The Board of Directors recommends that you vote FOR the following proposal:

FOR ☐ AGAINST ☐ ABSTAIN ☐

PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**__________, **2015.**

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

The 2015 Proxy Statement and our 2014 Annual Report are available at http://www.corcept.com/proxymaterials/2015

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

The undersigned hereby appoints Joseph K. Belanoff, M.D., G. Charles Robb and James N. Wilson, or any one of them, with full power of substitution, as proxies to vote at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the "Company") to be held on May 21, 2015 at 8:00 a.m., local time, at 149 Commonwealth Drive, Menlo Park, CA 94025, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

The Board recommends that you vote FOR the proposals on the reverse side. This proxy, when properly executed, will be voted in the manner directed. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

(Continued, and to be marked, dated and signed, on the other side)